Exhibit 99.1

NEWS RELEASE
For more information contact:
Michael J. Kraupp
VP Finance and Treasurer
St. George, UT 84790
Telephone: (435) 634-3203
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: May 9th, 2007

SKYWEST, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

ST. GEORGE, UT, PR Newswire / — SkyWest, Inc. (NASDAQ: SKYW), today announced the appointment of James L. Welch to the Board of Directors of SkyWest, Inc. and its subsidiaries, SkyWest Airlines, Inc. and Atlantic Southeast Airlines, Inc., effective May 4, 2007.  Mr. Welch’s career from 1978 to 2007 was spent with YRC Worldwide, Inc. (formerly Yellow Roadway) and recently retired having served as President and Chief Executive Officer since 2000.  As the CEO for Yellow Transportation, Mr. Welch led a $3.6 billion transportation services company with 25,000 employees.  He had the responsibility of directing a large network of 350 service centers with both domestic and international locations and leading a team of 12 direct reports that oversaw sales, operations, finance, human resources and labor.

Mr. Welch holds a Bachelor of Science - Psychology from West Texas A&M, Canyon, Texas. He currently serves as Chairman of the Board, Motor Freight Carriers Association (MFCA); Chairman of the Board, Trucking Management Incorporated (TMI); and on the Board of Directors of the Kansas City Chamber of Commerce.

Jerry C. Atkin, Chairman and CEO of SkyWest, Inc., said, “We are pleased with the addition of James to our Board of Directors.  We believe that based on his background in the transportation business and leadership skills, he will be a valuable asset to our organization and we look forward to his contributions in our ever-changing industry.”

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly-owned subsidiaries of SkyWest. SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest, Inc. serves a total of approximately 241 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,549 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.